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                                   EXHIBIT 11
                       BARNETT BANKS, INC. - CONSOLIDATED
             COMPUTATION OF EQUIVALENT SHARES AND PER SHARE EARNINGS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                     FOR THE TWELVE MONTHS ENDED DECEMBER 31

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                                       ----------------------------------------------------------------------------------------
                                                 1995                        1994                           1993
                                       ----------------------------------------------------------------------------------------
                                                         FULLY                         FULLY                         FULLY
                                        PRIMARY         DILUTED      PRIMARY          DILUTED        PRIMARY        DILUTED
                                       ----------      ----------    ----------       ----------     ----------     -----------
Equivalent shares:
Average shares outstanding:            96,535,240      96,535,240     97,262,496       97,262,496     97,182,222     97,182,222

Additional shares due to:

Stock options                             980,902       1,449,796        784,227          784,227        960,690        960,690

Series A preferred stock                        0       3,750,612              0        3,773,600              0      3,773,600

Series B preferred stock                   31,266          31,266         34,468           34,468         40,205         40,205

Series C preferred stock                        0       2,212,823              0        2,911,340              0      2,911,340

                                       ----------------------------------------------------------------------------------------
Total equivalent shares                97,547,408     103,979,737     98,081,191      104,766,131     98,183,117    104,868,057
                                       ----------------------------------------------------------------------------------------
                                       ----------------------------------------------------------------------------------------

Earnings per share:

Net income                               $533,301         533,301       $487,971         $487,971       $420,994       $420,994

Less: Preferred stock dividends           (15,861)              0        (18,200)               0        (18,200)             0
                                       ----------------------------------------------------------------------------------------
Adjusted net income                      $517,440        $533,301       $469,771         $487,971       $402,794       $420,994
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                                       ----------------------------------------------------------------------------------------
Total equivalent shares                97,547,408     103,979,737     98,081,191      104,766,131     98,183,117    104,868,057

Earnings per share on net income            $5.30           $5.13          $4.79            $4.66          $4.10          $4.01
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